Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG ANNOUNCES SECOND-QUARTER NET EARNINGS
FROM CONTINUING OPERATIONS OF $0.43 PER DILUTED SHARE

ESTABLISHES THIRD-QUARTER EARNINGS GUIDANCE
NASHVILLE, Tenn. — (July 22, 2010) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the second quarter ended June 30, 2010. Revenues were $179,895,000 for the quarter, an increase of 7% from $168,844,000 for the second quarter of 2009. Net earnings from continuing operations attributable to AmSurg common shareholders for the second quarter of 2010 were $13,133,000, or $0.43 per diluted share, compared with $13,798,000, or $0.45 per diluted share, for the second quarter last year. The results for the second quarter of 2010 included an incremental negative impact of $0.01 per diluted share from the revision of the Medicare payment system for ASCs and $0.02 per diluted share from the higher interest costs related to the refinancing of the Company’s credit facility in May 2010.
     Revenues for the first six months of 2010 increased 6% to $352,417,000 from $332,268,000 for the first six months of 2009. Net earnings from continuing operations attributable to AmSurg common shareholders were $25,980,000, or $0.85 per diluted share, for the first half of 2010 compared with $26,411,000, or $0.85 per diluted share, for the first six months of 2009. The results for the first six months of 2010 included an incremental negative impact of $0.03 per diluted share from the revision of the Medicare payment system for ASCs and $0.02 per diluted share from the higher interest costs related to the refinancing of the Company’s credit facility.
     Mr. Holden commented, “AmSurg’s operating and financial results for the second quarter continued to reflect the impact of a challenging economic environment for the ASC industry. We are pleased that our second-quarter performance improved over the first quarter of 2010. However, consistent with our guidance and prior-quarter experience, same-center revenues were down 2%. Total procedures increased 3% for the quarter due to the 13 acquired or de novo centers added since the beginning of the second quarter last year, including one center that was acquired in the quarter just ended. This procedure growth, together with a procedure mix-driven increase in average revenue per procedure, accounted for the 7% growth in second-quarter revenues from the second quarter last year.
     “AmSurg acquired two centers during the first half of 2010 and at June 30, 2010, had six centers under letter of intent, one of which has since been acquired. We also had one center under development, which is expected to open in early 2011. We continue to expect to acquire a total of 13 to 16 centers for all 2010.
-MORE-

AMSG Reports Second-Quarter Results

July 22, 2010
     “Our ability to fund this expansion plan was strengthened during the second quarter through our successful debt refinancing. We secured a new $375 million revolving credit facility that matures in May 2015 and completed a private placement of $75 million in 6.04% fixed rate senior notes maturing in 2020. In addition, our net cash flows provided by operating activities less distributions to noncontrolling interests totaled $17,168,000 for the second quarter, which funded all our net capital expenditures for the quarter with the remaining free cash flow used primarily for debt reduction.
     “As a result of our second-quarter earnings and debt reduction, the ratio of total debt to trailing 12 months EBITDA at the end of the second quarter improved to 2.5 from 2.6 at March 31, 2010. Through the combination of cash and cash equivalents of $26,513,000 at June 30, 2010, anticipated net cash flows provided by operating activities for 2010 and availability under the revolving credit facility of approximately $170 million, we are well positioned to fund our acquisition strategy for the foreseeable future.
     “Based on AmSurg’s results for the first half of 2010 and outlook for the remainder of the year, we today affirm our existing financial guidance for 2010 revenues and earnings, while reducing the range for net cash flow, and establish guidance for the third quarter of 2010, as follows:
•	Revenues in a range of $715.0 million to $735.0 million for 2010.
•	Same-center revenues to decline 1% to 2% for 2010.
•	The addition of 13 to 16 new centers for the year.
•	Net cash flow provided by operating activities less distributions to noncontrolling interests in a range of $90.0 million to $100.0 million compared with previous guidance of $100.0 million to $105.0 million.
•	Net earnings from continuing operations per diluted share attributable to common shareholders for 2010 in a range of $1.69 to $1.75, which includes a negative $0.06 impact from the effect of the revised Medicare payment system revision and a negative $0.10 impact from higher interest costs related to the refinancing of our revolving credit facility.
•	Net earnings from continuing operations per diluted share attributable to common shareholders for the third quarter of 2010 in a range of $0.41 to $0.43 per diluted share, including a negative $0.01 impact from the effect of the revised Medicare payment system revision and a negative $0.04 impact from the higher interest costs related to the refinancing of our credit facility.”
     The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.
     Mr. Holden concluded, “We continue to be cautious in our outlook for the remainder of 2010, given the soft procedure volume for the first half of the year and continued uncertainty about the strength of the economy during the second half of 2010. Despite this difficult environment, AmSurg continued to produce solid profitability for the second quarter and substantial cash flows. Our financial position is strong, and we have a robust pipeline of
-MORE-

AMSG Reports Second-Quarter Results

July 22, 2010
potential acquisitions, supporting our confidence in meeting our center addition guidance for the year. We are very well positioned to manage our business successfully through this current uncertainty, while building our center network, systems infrastructure, service capabilities and human capital to leverage our long-term growth opportunities.
     “Demographic trends clearly support sustained long-term growth in GI, ophthalmology and other types of procedures that are performed in our centers. In addition, under healthcare reform, millions of people previously underserved by the healthcare system will have new or enhanced access to these types of services. We expect that the freestanding ASC industry, with a proven record of providing high quality care in the most affordable modality, will play a significant role in meeting this demand. Based on AmSurg’s operating the largest number of ASC centers in the country and maintaining the leading market share in GI and ophthalmology ASC procedures, we are also confident these market dynamics also strengthen AmSurg’s prospects for long-term growth and increased shareholder value.”
     AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investor Relations” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other filings with the Securities and Exchange Commission, including the following risks: adverse impacts on the Company’s business associated with current and future economic conditions; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors that may affect the Company’s surgery centers; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict
-MORE-

AMSG Reports Second-Quarter Results

July 22, 2010
with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; and potential liability relating to the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At June 30, 2010, AmSurg owned a majority interest in 204 continuing centers in operation and had one center under development.
-MORE-

AMSG Reports Second-Quarter Results

July 22, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Statement of Earnings Data:

Revenues	$179,895	$168,844	$352,417	$332,268

Operating expenses:
Salaries and benefits	52,471	49,388	104,325	98,380
Supply cost	23,537	20,967	46,574	40,833
Other operating expenses	38,767	34,383	76,341	68,422
Depreciation and amortization	5,986	5,702	11,783	11,349

Total operating expenses	120,761	110,440	239,023	218,984

Operating income	59,134	58,404	113,394	113,284

Interest expense	3,166	2,038	5,037	4,065

Earnings from continuing operations before income taxes	55,968	56,366	108,357	109,219
Income tax expense	9,362	9,365	18,086	17,911

Net earnings from continuing operations	46,606	47,001	90,271	91,308

Discontinued operations:
Earnings (loss) from operations of discontinued interest in surgery centers, net of income tax	22	115	(131)	123
Loss on disposal of discontinued interest in surgery centers, net of income tax	—	(263)	—	(263)

Net earnings (loss) from discontinued operations	22	(148)	(131)	(140)

Net earnings	46,628	46,853	90,140	91,168

Less net earnings attributable to noncontrolling interests:
Net earnings from continuing operations	33,473	33,203	64,291	64,897
Net earnings from discontinued operations	13	70	10	75

Total net earnings attributable to noncontrolling interests	33,486	33,273	64,301	64,972

Net earnings attributable to AmSurg Corp. common shareholders	$13,142	$13,580	$25,839	$26,196

Amounts attributable to AmSurg Corp. common shareholders:
Earnings from continuing operations, net of income tax	$13,133	$13,798	$25,980	$26,411
Discontinued operations, net of income tax	9	(218)	(141)	(215)

Net earnings attributable to AmSurg Corp. common shareholders	$13,142	$13,580	$25,839	$26,196

Earnings per share-basic:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.43	$0.45	$0.86	$0.85
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	—	(0.01)	—	(0.01)

Net earnings attributable to AmSurg Corp. common shareholders	$0.43	$0.44	$0.85	$0.85

Earnings per share — diluted:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$0.43	$0.45	$0.85	$0.85
Net loss from discontinued operations attributable to AmSurg Corp. common shareholders	—	(0.01)	—	(0.01)

Net earnings attributable to AmSurg Corp. common shareholders	$0.43	$0.44	$0.84	$0.84

Weighted average number of shares and share equivalents (000’s):
Basic	30,239	30,660	30,226	30,952
Diluted	30,655	30,828	30,685	31,117
- MORE -

AMSG Reports Second-Quarter Results

July 22, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Operating Data:

Continuing centers in operation at end of period	204	193	204	193
New centers added during the period	1	2	2	5
Centers under development/not opened at end of period	1	2	1	2
Centers under letter of intent	6	1	6	1
Average number of centers in operation	204	192	203	191
Average revenue per center	$884	$880	$1,737	$1,737
Same center revenues (decrease) increase	(2%)	0%	(2%)	0%
Procedures performed during the period	324,504	313,797	632,810	616,823
Income tax expense attributable to noncontrolling interests	$213	$183	$399	$346
Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$13,133	$13,798	$25,980	$26,411
Add: income tax expense	9,362	9,365	18,086	17,911
Add: interest expense, net	3,166	2,038	5,037	4,065
Add: depreciation and amortization	5,986	5,702	11,783	11,349

EBITDA	$31,647	$30,903	$60,886	$59,736

(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.
- MORE -

AMSG Reports Second-Quarter Results

July 22, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	June 30,	December 31,
	2010	2009
Balance Sheet Data:

Assets

Current assets:
Cash and cash equivalents	$26,513	$29,377
Accounts receivable, net of allowance of $13,632 and $12,375 respectively	70,985	66,886
Supplies inventory	9,260	8,745
Deferred income taxes	2,717	2,324
Prepaid and other current assets	13,547	15,408
Current assets held for sale	28	34

Total current assets	123,050	122,774

Long-term receivables and deposits	—	56
Property and equipment, net	112,502	112,084
Goodwill	859,759	813,876
Intangible assets, net	13,920	9,797
Long-term assets held for sale	181	170

Total assets	$1,109,412	$1,058,757

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$5,968	$5,657
Accounts payable	12,114	14,821
Accrued salaries and benefits	15,136	18,156
Other accrued liabilities	3,398	3,208
Income taxes payable	—	402
Current liabilities held for sale	39	37

Total current liabilities	36,655	42,281

Long-term debt	292,833	289,041
Deferred income taxes	80,498	71,665
Other long-term liabilities	21,825	22,036
Noncontrolling interests — redeemable	137,321	123,363
Equity:
Common stock, no par value 70,000,000 shares authorized, 30,918,014 and 30,674,327 shares outstanding, respectively	167,663	163,729
Retained earnings	369,075	343,236
Accumulated other comprehensive loss, net of income taxes	(1,241)	(1,849)

Total AmSurg Corp. equity	535,497	505,116
Noncontrolling interests — non-redeemable	4,783	5,255

Total equity	540,280	510,371

Total liabilities and equity	$1,109,412	$1,058,757

- MORE -

AMSG Reports Second-Quarter Results

July 22, 2010
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data, continued
(Dollars in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Statement of Cash Flow Data:

Cash flows from operating activities:
Net earnings	$46,628	$46,853	$90,140	$91,168
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	5,986	5,702	11,783	11,349
Net loss on sale and impairment of long-lived assets held for sale	—	434	—	434
Share-based compensation	1,309	1,167	2,540	2,241
Excess tax benefit from share-based compensation	(23)	—	(69)	—
Deferred income taxes	4,339	3,407	8,045	7,141
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	(1,916)	1,475	(2,882)	(3,093)
Supplies inventory	207	147	225	372
Prepaid and other current assets	760	(2,107)	1,895	545
Accounts payable	(1,120)	(454)	(2,773)	310
Accrued expenses and other liabilities	(3,908)	(1,028)	(2,385)	4,261
Other, net	298	84	365	264

Net cash flows provided by operating activities	52,560	55,680	106,884	114,992

Cash flows from investing activities:
Acquisition of interest in surgery centers and related transactions	(5,526)	(2,920)	(33,201)	(19,246)
Acquisition of property and equipment	(4,021)	(4,010)	(7,531)	(11,430)
Repayment of notes receivable	—	625	—	2,147

Net cash flows used in investing activities	(9,547)	(6,305)	(40,732)	(28,529)

Cash flows from financing activities:
Proceeds from long-term borrowings	103,068	15,200	139,689	41,150
Repayment on long-term borrowings	(113,243)	(33,270)	(139,156)	(53,933)
Distributions to noncontrolling interests	(35,392)	(34,561)	(65,621)	(64,506)
Proceeds from issuance of common stock upon exercise of stock options	246	—	542	—
Repurchase of common stock	—	—	—	(12,587)
Capital contributions and ownership transactions by noncontrolling interests	3	23	(137)	23
Excess tax benefit from share-based compensation	23	—	69	—
Financing cost incurred	(4,377)	—	(4,402)	(2)

Net cash flows used in financing activities	(49,672)	(52,608)	(69,016)	(89,855)

Net decrease in cash and cash equivalents	(6,659)	(3,233)	(2,864)	(3,392)
Cash and cash equivalents, beginning of period	33,172	31,389	29,377	31,548

Cash and cash equivalents, end of period	$26,513	$28,156	$26,513	$28,156

- END -